Exhibit 99.1

Bioxytran, Inc. Announces Public Company Executive Steve Aust to Join Advisory Board

BOSTON, MASSACHUSETTS, June 12, 2019 (GLOBE NEWSWIRE) -- BIOXYTRAN, INC. (OTC: BIXT), a developmental stage biotechnology company developing a pipeline of novel anti-necrosis drugs designed to treat stroke victims announced today that it has retained Steve Aust to join Bioxytran’s Advisory Board. Mr. Aust will provide strategic planning to building awareness of Bioxytran’s technology with key opinion leaders.

Steve Aust played Division 1 collegiate basketball for Pepperdine University and brings a passion for sports, competition, and leadership to all of his business pursuits. He has owned and operated direct sales and marketing companies in the nutritional, cosmetic, travel and entertainment businesses, was ranked as a top 100 Networkers for 12 years, built networks international distributors and is a former investment banker. Mr. Aust is currently President of VRDT Corporation.

“Steve has firsthand experience of a loved one suffering through a stroke. He understood our value proposition immediately – buying stroke victims critical extra hours so that they can be treated before irreversible brain damage occurs.” stated Bioxytran CEO, David Platt. “Steve is the perfect brand ambassador for Bioxytran and has an extensive network of key opinion leaders in finance, medicine, sports and entertainment. He is an experienced team builder and can forge the relationships the company needs to get influential organizations to take notice and start following the progress we are making on the drug development front. Steve also understands the challenges facing new public companies. I am impressed with his his strong ethical compass and understanding of corporate governance and financing. He brings a wealth of experience to Bioxytran.”

Mr. Aust commented, “What attracted me to Bioxytran was Dr. Platt’s experience as a chemist with his proven track record of getting new drugs to market and his experience as an executive with small public companies. BXT-25 has the potential to reduce the level of brain damage stroke patients experience while they travel to the hospital. Once at the hospital they must wait for a diagnosis before receiving additional treatment. BXT-25 has a unique solution, and I look forward to having candid dialogues about this life saving technology with key opinion leaders.”

Mr. Aust added, “Almost $22 billion will be spent this year on treating just the indirect effects of stroke like caretaking and rehabilitation. I believe that Dr. Platt and his team can roll out BXT-25 to save lives and reduce sky-rocking medical costs associated with stroke. I feel privileged to work with the Bioxtran team to provide a unique solution to a medical problem that effects so many lives. When I sat down with this team I sensed that there was also a platform technology just waiting to be unearthed. Each one of these verticals we discussed could represent a multi-million or even multi- billion dollar opportunity and help save countless lives. It didn’t take me long to see the condensed pathway to approval and the teams meticulous planning to that end. This is why we need to reach key opinion leaders now to show them the power of BXT-25 and its potential applications. I plan to lead this campaign because stroke patients need an oxygen bridge now and can ill afford any delay in development.”

About Bioxytran, Inc.

Bioxytran Inc. is a developmental stage biotechnology company. The company is working towards a first-in-class oxygen treatment platform for victims of brain stroke trauma. The first product to proceed to testing is BXT-25, which will be evaluated as a resuscitative agent to treat strokes, especially during the all-critical first hour following a stroke. The product will also be evaluated for its efficacy in treating other brain trauma issues. BXT-25 is based on a new molecule designed to reverse hypoxia in the brain.  Hypoxic brain injuries such as ischemic strokes, could be treated with BXT-25 via an intravenous injection that quickly allows the drug molecule to travel to the lungs and bind with the oxygen molecules. From the lungs the molecule mimics a red blood cell traveling to the brain. Since the molecule is 5,000 times smaller than red blood cells it can penetrate the clot and deliver the oxygen to the critical areas in the brain blocked by the clot. To learn more, visit our website: http://www.Bioxytraninc.com.

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Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including those related to the performance of technology described in this press release. These forward looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause Bioxytran’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Bioxytran undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.